EXHIBIT 99.1

            AdStar and Tribune Company Close $900,000 First Phase of
                         $1.5 Million Additional Funding

MARINA DEL REY, Calif. - December 23, 2002 - AdStar, Inc. (Nasdaq: ADST, ADSTW), a leading application service provider for the classified advertising industry, today announced that it has closed the $900,000 first phase of an additional $1.5 million investment by Tribune Company (NYSE:TRB). This financing follows a strategic alliance the companies made in March that included $1.8 million in funding from Tribune Company.

As part of the transaction, AdStar will develop additional features that expand the capabilities of AdStar's generic service and the "FlexAd" service that was launched earlier this year for Tribune and the CareerBuilder Network, which is owned and operated by Tribune Company, Knight-Ridder, Inc. and Gannett Co., Inc. For its $900,000 investment Tribune received 1,200,000 shares of a new Series B-1 preferred stock. The conditions for closing the second phase of the transaction, the rights preferences and privileges of the Series B-1 preferred stock and the Series B-2 preferred stock to be issued in the second phase, the purchase price of the Series B-2 preferred stock, and the rights and obligations of AdStar and Tribune under the stock purchase agreement, the related development agreement and other related agreements are unchanged from those described in AdStar's November 6, 2002 press release.

About AdStar, Inc.

AdStar (Nasdaq: ADST, ADSTW), based in Marina del Rey, Calif., serves as an application service provider (ASP) for the $20+ billion classified advertising industry. AdStar turns publishers' Web sites into full-service classified ad sales channels for their print and online classified ad sections. Since 1986, AdStar has set the standard for remote ad entry software by giving advertisers the ability to place ads electronically with many of the largest newspapers in the United States. Today, AdStar's infrastructure, through its private label model, powers classified ad sales for more than 20 of the largest newspapers in the United States and the Newspaper Association of America's bonafideclassifieds.com, where ads can be placed in more than 120 newspapers.

Forward Looking Statements

This release contains forward-looking statements concerning the business andproducts of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company's annual report on Form SB-2. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.